Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated July 15, 2024, except for Notes 2 and 3 as to which the date is October 30, 2024, relating to the consolidated financial statements of New Rise Renewables, LLC and Subsidiary (the “Company”) as of and for the year ended December 31, 2023, in the Company’s Registration Statement on Form S-1 (the “Registration Statement”), which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” including in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

October 22, 2025